Exhibit 99.1

From: David R. Harvey, Chairman, President and CEO	For questions, contact:
Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

February 10, 2004

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS Q4 2003 DILUTED EPS OF $.67.

CURRENCY AND SALES INITIATIVES BOOST Q4 2003 SALES BY 8.8%. OUTLOOK

IMPROVED FOR 2004, WITH ADDED CURRENCY BENEFIT AND REDUCED TAX RATE.

HIGHLIGHTS:

Continuing Operations:

•	Reported sales in Q4 2003 increased 8.8%, with currency adjusted sales up 0.9%. Benefits from sales initiatives and improved Fine Chemicals performance combined to partially offset the impact of continued sluggishness in U.S. and European pharmaceutical markets.

•	Q4 2003 diluted EPS was $.67 compared to $.84 (reported) and $.57 (excluding unusual items) in Q4 2002.

•	Management forecasts full year 2004 diluted EPS of $3.10 to $3.15, including continuing currency benefits and an expected one-year international tax benefit.

•	Standard and Poor’s raises Company’s rating to A from A-.

Financial Condition:

•	Return on equity for 2003 of 20.4% increased from 19.5% in 2002, exceeding the Company’s 20% goal more than one year ahead of plan.

•	Strong cash flow from operations and working capital management increased cash on hand to $128 million at 12-31-03 and reduced debt by $24 million during 2003.

OVERALL RESULTS:

Continuing Operations:

Reported sales for the Company’s Scientific Research, Biotechnology and Fine Chemicals businesses combined increased 8.8% in the fourth quarter of 2003 compared to the same quarter of 2002, increasing year-over-year growth to 7.6%. Currency benefits contributed 7.9% and 7.3% of the fourth quarter and year-to-date gains, respectively. The fourth quarter continued to be impacted by softness in U.S. and European pharmaceutical sectors and deterioration in some international markets. But, a sales boost from initiatives implemented during 2003 combined with the best quarterly performance in Fine Chemicals during 2003 helped reverse the negative trends in currency adjusted performance during the first nine months of the year.

Reported operating and pretax income margins in the fourth quarter of 2003 were 21.5% and 20.8% of sales, respectively, bringing operating and pretax margins for the full year to 21.8% and 21.0% of sales, respectively. While lower than those reported for 2002, these margins represent a small improvement over the margins achieved in 2002 excluding the unusual items described below. Currency and process improvement benefits, favorable product mix and lower interest costs more than offset increased costs of new sales and marketing initiatives, insurance and employee benefits.

Reported diluted net income per share for the fourth quarter of 2003 was $.67, including an $.08 benefit from currency exchange rates. Reported diluted net income per share for the fourth quarter of 2002 was $.84. After excluding benefits totaling $.27 per diluted share from the sale of a facility in Milwaukee and an international tax benefit, comparable diluted net income per share for the fourth quarter of 2002 had been $.57. Diluted EPS for the full year of 2003 was $2.68, which includes a $.31 currency exchange rate benefit. Reported diluted EPS for 2002 had been $2.54, with a comparable basis diluted EPS (excluding the Q4 unusual items noted above that produced a full year benefit of $.26 and a one-time Q3 Department of Commerce settlement of $.02 from 2002 results) of $2.30.

Discontinued (Diagnostics) Operations:

All activities related to discontinuing this business, which provided diluted EPS of $.03 in 2003, were completed by the end of the second quarter.

SALES RESULTS FOR CONTINUING OPERATIONS (all percentage comparisons are to comparable periods in 2002):

Reported sales in the fourth quarter increased 8.8% to $322.2 million from $296.3 million in 2002. For the year, the reported increase was 7.6%, with reported sales increasing to $1.298 billion in 2003 from $1.207 billion in 2002. The weaker U.S. dollar contributed 7.9% and 7.3% of the fourth quarter and year-to-date gains, respectively. Overall price increases remained in-line with those achieved in the third quarter, providing 2.9% and 3.0% of the fourth quarter and full year growth, respectively. Overall unit volumes began to show the benefit of increased sales and marketing activities, with a fourth quarter decline of 2.0% representing a 50% improvement from unit volume performance in the second and third quarters. Reported sales growth, currency benefits and currency adjusted sales changes were as follows:

	Three Months Ended December 31, 2003			Twelve Months Ended December 31, 2003
	Reported	Currency Benefit	Currency Adjusted	Reported	Currency Benefit	Currency Adjusted
Scientific Research	8.8%	8.4%	0.4%	7.8%	7.6%	0.2%
Biotechnology	8.0%	8.0%	0.0%	9.1%	7.1%	2.0%
Fine Chemicals	9.6%	6.2%	3.4%	4.8%	6.5%	(1.7)%
Total	8.8%	7.9%	0.9%	7.6%	7.3%	0.3%

Scientific Research: Currency adjusted sales in the fourth quarter benefited from an average price increase of 3.7%, largely in-line with that achieved in the third quarter as we continued to carefully monitor market prices and sought to maintain pricing in-line with our competitors. While overall unit volumes remained below those achieved in the fourth quarter of 2002, results in the U.S., which have been affected by reduced pharmaceutical demand, showed some stability in other major customer sectors when compared to the third quarter of 2003. Currency adjusted sales in international markets showed modest growth for the second successive quarter after being nearly flat in the second quarter of 2003, despite continued softness in sales to European pharmaceutical customers.

Biotechnology: A price gain of 3.2% exactly offset lower volume to produce stable currency adjusted sales performance in the fourth quarter. U.S. demand for synthetic DNA, that had first declined in the fourth quarter of 2002, remained consistent with prior quarters of 2003 but slightly below the Q4 2002 level. Continued increases in all other product areas were sufficiently strong to fully offset declines in sales of various animal-sourced serum products in U.S. and international markets due to constrained market supply and lower demand for chromatography products in the U.S.

Web-based Research (Scientific Research and Biotechnology) Sales: Electronic ordering by U.S. research customers through the Company’s web site (rated #1 by Bioinformatics in three successive annual surveys) increased to 28% of sales in the fourth quarter while web-based sales provided 20% of worldwide research sales in Q4.

Fine Chemicals: A rebound in sales to U.S. customers boosted overall currency adjusted growth to 3.4%, the highest quarterly gain achieved in 2003. Improved sales to other manufacturers more than offset the weaker demand from U.S. pharmaceutical customers that originally began in the third quarter of 2002. Sales to European pharmaceutical and industrial customers remained below prior year levels as economies there continued to be affected by some of the same sluggishness experienced in the U.S. Booked orders for future delivery, one partial indicator of possible future sales activity, increased significantly, returning to the record level achieved at the end of Q2 2003.

INCOME ANALYSIS:

The Company’s reported Q4 and full year net income and diluted earnings per share for continuing and discontinued operations, before and after currency impacts in 2003 and unusual items in 2002, are summarized below:

	Three Months Ended December 31, 2003		Three Months Ended December 31, 2002
	Net Income (millions)	Diluted Earnings Per Share	Net Income (millions)	Diluted Earnings Per Share
Net income from continuing operations before currency impact and unusual items	$40.8	$0.59	$41.2	$0.57
Currency impact on continuing operations	5.9	0.08	—	—

Net income from continuing operations before unusual items	46.7	0.67	41.2	0.57
Gain on sale of Milwaukee facility	—	—	18.1	0.25
International tax benefit	—	—	1.6	0.02

Reported net income from continuing operations	46.7	0.67	60.9	0.84
Net income from discontinued operations	—	—	0.8	0.01
Net gain on disposition of discontinued operations	—	—	5.1	0.07

Total reported net income	$46.7	$0.67	$66.8	$0.92

	Twelve Months Ended December 31, 2003		Twelve Months Ended December 31, 2002
	Net Income (millions)	Diluted Earnings Per Share	Net Income (millions)	Diluted Earnings Per Share
Net income from continuing operations before currency impact and unusual items	$168.2	$2.37	$168.8	$2.30
Currency impact on continuing operations	22.2	0.31	—	—

Net income from continuing operations before unusual items	190.4	2.68	168.8	2.30
Gain on sale of Milwaukee facility	—	—	18.1	0.24
International tax benefit	—	—	1.6	0.02
Department of Commerce settlement	—	—	(1.8)	(0.02)

Reported net income from continuing operations	190.4	2.68	186.7	2.54
Net income (loss) from discontinued operations	1.1	0.01	(3.7)	(0.05)
Net gain (loss) on disposition of discontinued operations	1.6	0.02	(52.3)	(0.71)

Total reported net income	$193.1	$2.71	$130.7	$1.78

Reported operating income was 21.5% and 21.8% of sales for the fourth quarter and full year of 2003, respectively, compared to reported operating income of 31.0% and 23.7% of sales for the fourth quarter and full year of 2002, respectively. Excluding the sale gain from the Milwaukee facility in the fourth quarter of 2002 and the one-time charge for the Department of Commerce settlement in the third quarter of 2002, operating income margins for the fourth quarter and full year of 2002 were 21.1% and 21.4% of sales, respectively. The operating income margin improvement for both periods of 2003 compared to 2002 reflects the net effect of improved gross margins partially offset by higher operating costs. Gross margins exceeded 52% in Q4 2003, continuing the improvement achieved in Q3 2003 as currency benefits, higher average sales prices and cost reductions from process improvements were only partially offset by higher insurance and employee costs. S,G&A costs increased as a percent of sales in Q4 2003, as savings from process improvement activities only partially offset the impact of consciously borne higher costs from sales force additions and new marketing programs, as well as slightly disproportionate increases in insurance and benefit costs. For the second consecutive year, process improvement savings exceeded our annual goal at $19.4 million. Reported pretax income from continuing operations was 20.8% and 21.0% of sales for the fourth quarter and full year of 2003, respectively. Excluding the impact of the gain and one-time charge noted above, pretax margins for the fourth quarter and full year of 2002 were 20.1% and 20.3% of sales, respectively. The improved 2003 margins reflect lower net interest costs from increased cash balances, reduced interest rates on borrowings and less debt, as well as the improved operating results noted above.

The effective tax rate for the fourth quarter and full year of 2003 was 30.2%, with the reduction from the 2002 level of 31.4% reflecting benefits from modest increases in various tax credits and reductions in state tax rates versus prior year levels.

OUTLOOK:

As we move into 2004, our expectation is for progressive improvement in the overall currency adjusted sales growth rate as the benefit of the new sales and marketing initiatives launched in 2003 is expected to continue to drive sales, building on the improvement achieved in the final quarter of 2003. Price gains may show modest decline from current levels as we plan to continue to both match competitive levels and take business in selected strategic instances to achieve long-term growth targets. While encouraged by our modest growth in U.S. sales in the fourth quarter of 2003, we believe that worldwide market softness will persist through at least the first half of 2004. We expect short-term growth to benefit from sales force additions and marketing efforts, while growth over the longer term will be dependent on new marketing efforts and the addition of new products from internal R&D efforts, exploiting our vast sourcing knowledge and acquisitions. The addition of more than 50 new sales representatives in 2003 is expected to improve unit volumes over the next several quarters. But with markets appearing less than robust, we plan to enhance that by adding another 30 in 2004, divided about equally between U.S. and international markets. Increased life science campaigns and advertisements late in 2003 are also expected to bolster growth opportunities in 2004 as we work on longer term programs in marketing and R&D, with specific focus on potential higher growth areas such as molecular biology, cell signaling and fine chemicals. Our long-term, currency adjusted, internal sales growth goal of 10% is dependent on underlying research and fine chemicals market growth of roughly half that amount, but we expect current initiatives to generate mid single digit currency adjusted growth by year-end 2004.

If exchange rates remain at year-end 2003 levels, we would anticipate continued benefits to both sales and earnings growth from currency throughout 2004. We expect to once again meet or exceed our goal of $15 million in additional savings from process improvement initiatives in 2004, thereby fully offsetting the increasing costs of our new sales and marketing initiatives and allowing us to maintain pretax margins at roughly 21%. A tax benefit from international operations is expected to reduce an otherwise reportable effective tax rate of about 31% to approximately 26% for 2004. Any final general resolution of U.S. federal tax issues regarding export tax benefits and/or continuation of R&D tax credits may impact this expectation. Additional modest share repurchase activities may also benefit EPS. Based on these expectations and all known factors, management’s expectation for diluted EPS from continuing operations for all of 2004 ranges from $3.10 to $3.15. This EPS expectation is an increase of 15-17% over the $2.68 reported for 2003, with roughly two-thirds of the increase contributed by currency and the tax rate reduction.

CEO’s STATEMENT:

Reflecting on performance in 2003 and the outlook for 2004, Chairman and CEO David Harvey said: “We never worked harder as a team than we worked in 2003. Reported results and the gain in our stock price during 2003 were both strong. But growth in underlying sales volume — which is the best base from which to provide superior returns for our shareholders in the future — did not meet our expectations. While worldwide economies and sluggishness in our markets are reasons, we don’t and won’t use them as excuses. I am pleased that we’ve been able to deliver better profit margins, strong growth in earnings per share and achieve our targeted return on equity one year ahead of schedule — but we must and fully intend to improve our top line growth.”

“With 2003 behind us, we’re focused on performance in 2004 and beyond. Our goal is to improve sales growth while maintaining our margins and ROE. Though we appreciate the real cash that came from currency benefits we received in 2003 and expect some continued benefits from currency in 2004, we will continue to focus most directly on what we can control. We plan to build on the initiatives we launched in 2003, add more sales representatives and push even harder on marketing and R&D activities that we expect to fuel sales growth over the next several years. Our team has accepted these challenges, and I remain confident that our capabilities in Life Science and High Technology, our world-class service and our passion for process improvement will provide the opportunities for the long-term growth and returns we seek.”

OTHER INFORMATION:

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 50% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur during 2004 to applicable rates of exchange and are thus unable to provide a reconciliation of the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2004 as required by Regulation G adopted by the Securities and Exchange Commission. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted income amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts and unusual and/or non-recurring items. Management excludes these unusual and non-recurring items in judging its performance and believes this information is useful to investors as well.

Dividend: At a meeting held today, the Company’s Directors declared a quarterly cash dividend of $.17 per share, payable on March 15, 2004 to shareholders of record on March 1, 2004. This $.17 dividend is 6% higher than that declared and paid in the fourth quarter of 2003 and an 89% increase over the dividend for the first quarter of 2003.

Share Repurchase: Through December 31, 2003, a total of 35.0 million shares (out of an authorized repurchase of 40.0 million shares) had been acquired since beginning the program in late 1999 at an average purchase price of $34.86 per share. There were 69.1 million shares outstanding at December 31, 2003. The Company expects to continue share repurchases to acquire the remaining 5.0 million authorized shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Cash, Working Capital, Debt and ROE: Cash generated from operating activities, active management of working capital, efforts to increase the productivity of our facilities and increased borrowings in Q4 2003 were partially offset by a higher level of share repurchases and capital expenditures in Q4, resulting in a net increase in cash balances during the fourth quarter of $9 million to cash on hand of $127.6 million at December 31, 2003. Capital expenditures are expected to increase to approximately $88 million in 2004 from $57.7 million in 2003, with the majority of the increase related to the relocation of a production facility in Milwaukee, for which the Company received $32.5 million from the State of Wisconsin in 2002. Dividends are expected to require approximately $47 million in cash in 2004 compared to $35 million in 2003, with the increase due primarily to the 78% increase in our regular quarterly dividend in the third quarter of 2003. We continue to search for acquisition opportunities to reinvest cash and improve returns, but they must offer the opportunity to meet long-term return goals.

Accounts receivable days sales outstanding at December 31, 2003 returned to the record level of 54 days achieved earlier in 2003, a three-day improvement from the December 31, 2002 level. Active inventory management programs held inventory levels at year-end largely in-line with the September 30, 2003 level, with the 7.6 months on hand at December 31, 2003 representing a 5% reduction from the 8.0 months on hand at year-end 2002. Since December 31, 2002, service levels improved while reported inventories increased by $5.2 million, with increased valuations of $29.8 million due to currency rates masking an overall $24.6 million reduction in quantities on shelves.

At December 31, 2003, short-term borrowings were $67 million at a weighted average interest rate of 1.1% and long-term debt was $176 million at a weighted average interest rate of 6.6%. Standard and Poor’s Rating Services recently raised its corporate credit rating and senior unsecured debt rating to A and its commercial paper rating to A-1. Moody’s ratings on the Company remain at A2 (long-term debt) and P-1(commercial paper).

Return on equity was 20.4%, up from 19.5% one year ago, exceeding our 20% goal.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and chemical manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 34 countries and has 5,900 employees providing excellent service worldwide. We are committed to the success of our Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including without limitation the “Highlights”, “Outlook”, “CEO’s Statement”, “Other Information-Share Repurchase” and “Other Information-Cash, Working Capital Debt and ROE” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, return on equity, share repurchases, capital expenditures and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) other changes in the business environment in which the Company operates, (3) changes in research funding, (4) uncertainties surrounding government healthcare reform, (5) government regulations applicable to the business, (6) the impact of fluctuations in interest rates and foreign currency exchange rates, (7) the effectiveness of the Company’s further implementation of its global software systems, (8) the ability to retain customers, suppliers and employees, (9) changes in worldwide tax rates or tax benefits from international operations, and (10) the outcome of the matters described in Note 13- Contingent Liabilities and Commitments-in the Company’s Form 10-Q for the quarterly period ended September 30, 2003. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income

(in thousands except per share amounts)

	(Unaudited) Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net sales	$322,193	$296,259	$1,298,146	$1,206,982
Cost of products sold	153,292	144,963	627,437	592,447

Gross profit	168,901	151,296	670,709	614,535
Selling, general and administrative expenses	88,454	78,807	345,158	317,433
Research and development expenses	11,064	10,032	42,602	40,468
Interest, net	2,446	2,807	10,126	13,837
(Gain) on sale of Milwaukee facility	—	(29,342)	—	(29,342)

Income from continuing operations before income taxes	66,937	88,992	272,823	272,139
Provision for income taxes	20,215	28,086	82,393	85,404

Net income from continuing operations	46,722	60,906	190,430	186,735
Discontinued operations:
Net income (loss) from operations of discontinued business, net of taxes	—	738	1,047	(3,736)
Net gain (loss) on disposition of discontinued operations, net of taxes	—	5,115	1,625	(52,285)

Net income	$46,722	$66,759	$193,102	$130,714

Weighted average number of shares outstanding - Basic	69,394	71,758	70,522	72,749

Weighted average number of shares outstanding - Diluted	70,059	72,362	71,126	73,412

Net income per share - Basic
Net income from continuing operations	$0.67	$0.85	$2.70	$2.57
Net income (loss) from operations of discontinued business, net of taxes	—	0.01	0.02	(0.05)
Net gain (loss) on disposition of discontinued operations, net of taxes	—	0.07	0.02	(0.72)

Net income	$0.67	$0.93	$2.74	$1.80

Net income per share - Diluted
Net income from continuing operations	$0.67	$0.84	$2.68	$2.54
Net income (loss) from operations of discontinued business, net of taxes	—	0.01	0.01	(0.05)
Net gain (loss) on disposition of discontinued operations, net of taxes	—	0.07	0.02	(0.71)

Net income	$0.67	$0.92	$2.71	$1.78

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2003	December 31, 2002		December 31, 2003	December 31, 2002
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Cash and cash equivalents	$127,628	$52,382	Short-term debt	$66,648	$89,930
Accounts receivable, net	178,241	175,356	Accounts payable	73,371	69,184
Inventories	426,588	421,368	Accrued expenses	85,352	76,730
Other current assets	82,573	45,396	Accrued income taxes	32,007	25,949
Current assets held for sale	—	385	Current liabilities of discontinued operations	—	3,860

Total current assets	815,030	694,887	Total current liabilities	257,378	265,653

			Long-term debt	176,259	176,805
Property, plant and equipment, net	547,390	535,797	Noncurrent liabilities	115,344	65,024
Other assets	185,822	158,972	Stockholders’ equity	999,261	882,174

Total assets	$1,548,242	$1,389,656	Total liabilities and equity	$1,548,242	$1,389,656

SIGMA-ALDRICH CORPORATION

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Twelve Months Ended December 31,
	2003	2002
Cash flows from operating activities:
Net income	$193,102	$130,714
Adjustments:
Net (income) loss from operations of discontinued business	(1,047)	3,736
Net (gain) loss on disposition of discontinued operations	(1,625)	52,285
Gain on sale of Milwaukee facility	—	(29,342)
Depreciation and amortization	69,267	66,326
Net changes in assets and liabilities	49,311	121,525

Net cash provided by operating activities of continuing operations	309,008	345,244
Net cash (used in) provided by operating activities of discontinued operations	(39)	5,998

Net cash provided by operating activities	308,969	351,242

Cash flows from investing activities:
Net property additions	(53,795)	(56,562)
Proceeds from sale of Milwaukee facility	—	32,500
Proceeds from disposition of discontinued operations	1,810	6,099
Other	(1,518)	(1,235)

Net cash used in investing activities of continuing operations	(53,503)	(19,198)
Net cash used in investing activities of discontinued operations	—	(2,286)

Net cash used in investing activities	(53,503)	(21,484)

Cash flows from financing activities:
Net repayment of debt	(23,828)	(181,700)
Payment of dividends	(35,195)	(25,191)
Treasury stock purchases	(142,767)	(125,143)
Exercise of stock options	18,041	24,324

Net cash used in financing activities	(183,749)	(307,710)

Effect of exchange rate changes on cash	3,529	(7,303)

Net change in cash and cash equivalents	75,246	14,745
Cash and cash equivalents at January 1	52,382	37,637

Cash and cash equivalents at December 31	$127,628	$52,382

Supplemental Financial Information - Continuing Operations

(in thousands)

	(Unaudited) Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Business Unit sales
Scientific Research	$191,257	$175,837	$768,680	$712,744
Biotechnology	72,566	67,172	294,310	269,869
Fine Chemicals	58,370	53,250	235,156	224,369

Total	$322,193	$296,259	$1,298,146	$1,206,982